Exhibit 10.1

CSK AUTO CORPORATION

LONG-TERM INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT; PURPOSE

SECTION 1.1 Establishment of LTIP. The Company hereby establishes the Long-Term Incentive Plan (the “LTIP”) for certain of its executive officers listed on Schedule A attached hereto, as amended from time to time (the “LTIP Participants”). The LTIP provides for the award of Incentive Bonuses under Article X of the CSK Auto Corporation 2004 Stock and Incentive Plan (the “Plan”). The LTIP is intended to be a part of the Plan and the terms of the Plan are incorporated herein by reference.

SECTION 1.2 Purpose of LTIP. The purpose of the LTIP is to further align the interests of the Company’s stockholders and the LTIP Participants by providing the LTIP Participants with additional, cash-based long-term incentive compensation in the form of Incentive Bonus awards under the Plan, the value of which are based upon the future value of the Common Stock over the Base Amount.

ARTICLE II

DEFINITIONS

Unless otherwise specifically provided for herein, all capitalized terms used herein shall have the same meanings as the meanings ascribed to such terms in the Plan. In addition, the following words have the following meanings unless a different meaning plainly is required by the context:

SECTION 2.1 “Base Amount” shall mean twenty dollars ($20) per Share, which figure shall be subject to adjustment by the Committee pursuant to Section 14.2 of the Plan.

SECTION 2.2 “Competitive Activity” shall mean an LTIP Participant acting as an employee or director of, or consultant to, any business or other endeavor that, directly or indirectly, competes (or to the LTIP Participant’s knowledge, intends to compete or is preparing to compete during the applicable period) anywhere in the United States in any manner with the business of the Company or any of its Subsidiaries as conducted at the time of the LTIP Participant’s Termination Date or any business endeavor that is under consideration by the Company or any of its Subsidiaries as of such LTIP Participant’s Termination Date, including, without limitation, Auto Zone, Inc., The Pep Boys – Manny, Moe & Jack, O’Reilly Automotive, Inc., Advance Stores Company, Incorporated or Discount Auto Parts, Inc.

SECTION 2.3 “Company” for the purposes of the LTIP, the term “Company” shall mean CSK Auto Corporation, a Delaware corporation, and its successors, purchasers and assigns. For purposes of the LTIP, the term “Company” also includes, where appropriate, CSK Auto Corporation’s parent and subsidiary corporations.

SECTION 2.4 “Disability” shall mean a condition under which an LTIP Participant either (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

SECTION 2.5 “Effective Date” means the date the LTIP is approved by the Committee.

SECTION 2.6 “Good Reason” means on or after a Change in Control (a) any material and adverse diminution in the LTIP Participant’s position, duties, or responsibilities; provided, however, that during the period beginning on the date of a Change in Control and ending on the first anniversary thereof, the employment of the LTIP Participant for the purpose of providing transition and advisory services, and the attendant diminution in the LTIP Participant’s position, duties, and/or responsibilities shall not, by itself, constitute Good Reason, (b) a reduction in the LTIP Participant’s base salary or target annual bonus compensation; provided, however, that no change to the LTIP Participant’s base salary and/or target annual bonus compensation shall be deemed a reduction thereof for purposes of this Section 2.6(b) if (i) the ratio of base salary to target annual bonus and/or the performance criteria upon which the annual bonus is based are consistent with the ratio and/or performance criteria employed by the acquiror of the Company in the Change in Control with respect to its senior executives, and (ii) the aggregate value of the base salary and annual target bonus compensation provided to the LTIP Participant remains at least equal to that provided to the LTIP Participant by the Company prior to the Change in Control; (c) a material reduction in the employee benefits provided to the LTIP Participant, (d) a relocation of the LTIP Participant’s principal place of employment of more than 50 miles without the prior consent of the LTIP Participant or (e) any material breach of the LTIP by the Company which is not cured within 30 days of written notice thereof.

SECTION 2.7 “Incentive Bonus Unit” shall mean an Award of an Incentive Bonus, payable in cash, granted pursuant to this LTIP and Article X of the Plan, the value of which on any Payment Date shall be equal to the excess, if any, of (a) the LTIP Fair Market Value Per Share on the Payment Date over (b) the Base Amount.

SECTION 2.8 “LTIP Fair Market Value Per Share” shall mean on any Payment Date (a) if the Payment Date occurs on or following a Change in Control, the Per Share Transaction Value or (b) if the Payment Date occurs prior to a Change in Control, the average of the per Share closing prices of the Common Stock as reported on the New York Stock Exchange during the period beginning on the third business day following the release of the Company’s fiscal year earnings for the year ending immediately prior to the Payment Date and ending on April 30th of the calendar year in which the Payment Date occurs.

SECTION 2.9 “Payment Date” shall mean (i) May 15th of each of the calendar years 2007, 2008, 2009 and 2010, and (ii) on or after a Change in Control, the date of the LTIP Participant’s death, Disability, Retirement, termination by the Company without Cause or termination by the LTIP Participant for Good Reason.

SECTION 2.10 “Per Share Transaction Value” shall mean the per Share value of the consideration received by the Company’s common stockholders in a transaction that constitutes a Change in Control, as determined by the Committee in good faith.

SECTION 2.11 “Plan Year” shall mean the period from May 1 of any calendar year until April 30 of the next following calendar year. The first Plan Year shall commence on May 1, 2006.

SECTION 2.12 “Retirement” shall mean a termination of an LTIP Participant’s employment with the Company after having attained the age of 65; provided that, if requested by the Board, an LTIP Participant otherwise electing to retire at age 65 must remain employed by the Company through the age of 66. In addition, the Board may impose other conditions in an individual award agreement in order for a Participant to be considered “retired” hereunder.

SECTION 2.13 “Termination Date” shall mean the date on which an LTIP Participant’s employment with the Company terminates for any reason.

ARTICLE III

INCENTIVE BONUS AWARDS

SECTION 3.1 Incentive Bonus Awards. Pursuant to Article X of the Plan, on the Effective Date of the LTIP, the Committee shall grant to each of the LTIP Participants that number of Incentive Bonus Units set forth opposite the name of the LTIP Participant in Schedule A attached hereto. Each Incentive Bonus Unit, to the extent vested, represents the right to receive a cash payment on a Payment Date equal to the excess, if any, of the LTIP Fair Market Value Per Share on the Payment Date over the Base Amount. Each award of Incentive Bonus Units shall be evidenced by an award agreement entered into between the Company and the applicable LTIP Participant and shall be subject to all of the terms and conditions set forth herein and in the Plan.

SECTION 3.2 Time-Based Vesting; Payment. Subject to the achievement of the Performance Vesting Criteria described in Section 3.3 and except as provided in Section 4.1, (a) on each Payment Date (other than a Payment Date that results from a termination of an LTIP Participant’s employment with the Company on or following a Change in Control), each LTIP Participant shall be entitled to receive a cash payment from the Company equal to the per share excess amount described in Section 3.1 above multiplied by 25% of the aggregate number of Incentive Bonus Units awarded to the LTIP Participant, so long as the LTIP Participant remains continuously employed by the Company through the applicable Payment Date, and (b) on a Payment Date that results from a termination of an LTIP Participant’s employment with the Company on or following a Change in Control, the LTIP Participant whose employment was terminated shall be entitled to receive a cash payment from the Company equal to the per share excess amount described in Section 3.1 above multiplied by 100% of the aggregate number of Incentive Bonus Units awarded to the LTIP Participant and in respect of which the LTIP Participant has not yet received payment pursuant to clause (a) of this Section 3.2. If, on any Payment Date the LTIP Fair Market Value Per Share is less than or equal to the Base Amount, the portion of each LTIP Participant’s Incentive Bonus Unit award that would otherwise have been payable on that Payment Date shall be forfeited without consideration.

SECTION 3.3 Performance Vesting Criteria. Notwithstanding anything herein to the contrary, no amounts shall be payable to any LTIP Participant on any Payment Date in respect of Incentive Bonus Units awarded pursuant to the LTIP unless (a) the Market Value (as such term is defined in the Plan) per Share exceeds the Base Amount on at least one day after the Effective Date and prior to the Payment Date or (b) a Change in Control occurs on or prior to the Payment Date and the Per Share Transaction Value exceeds the Base Amount (collectively, the “Performance Vesting Criteria”). Prior to the payment in respect of any Incentive Bonus Units the Committee shall certify in writing the extent to which the Performance Vesting Criteria has been satisfied, and the amount payable as a result thereof. If on any Payment Date the Committee determines that the Performance Vesting Criteria has not been achieved, that portion of each LTIP Participant’s Incentive Bonus Unit award that would otherwise have become payable on the Payment Date shall be forfeited without consideration. In the event that a Change in Control occurs and the Per Share Transaction Value is less than the Base Amount, all outstanding Incentive Bonus Units shall be forfeited without consideration as of the date of the Change in Control.

SECTION 3.4 Effect of Termination of Employment. Except as set forth in this Section 3.4, the unpaid portion of an award of Incentive Bonus Units granted to an LTIP Participant shall be forfeited without consideration immediately upon a LTIP Participant’s Termination Date.

(a) Death or Disability Prior to a Change in Control. In the event that an LTIP Participant’s employment with the Company terminates by reason of the LTIP Participant’s death or Disability and the Termination Date occurs during a Plan Year and prior to the occurrence of a Change in Control, the LTIP Participant or his estate will be entitled to (i) 100% of the amount, if any, that would have otherwise been payable to the LTIP Participant with respect to the Plan Year in which the Termination Date occurs and (ii) 50% of the amount, if any, that would have otherwise been payable to the LTIP Participant with respect to the Plan Year immediately following the Plan Year in which the Termination Date occurs, in each case with such amounts determined and paid as if the LTIP Participant had not died or become Disabled, but had remained employed by the Company through the applicable Payment Date. In the event that an LTIP Participant’s employment with the Company terminates by reason of the LTIP Participant’s death or Disability and the Termination Date occurs on or after May 1, 2005, but prior to May 1, 2006 and prior to the occurrence of a Change in Control, the LTIP Participant or his estate will be entitled to 50% of the amount, if any, that would have otherwise been payable to the LTIP Participant with respect to the first Plan Year with such amount determined and paid as if the LTIP Participant had not died or become Disabled, but had remained employed by the Company through the applicable Payment Date.

(b) Termination Without Cause Prior to a Change in Control. In the event that an LTIP Participant’s employment with the Company is terminated by the Company without Cause and the Termination Date occurs after October 31, 2006 and prior to the occurrence of a Change in Control, the LTIP Participant will be entitled to 100% of the amount, if any, that would have otherwise been payable to the LTIP Participant with respect to the Plan Year in which the Termination Date occurs, with such amount determined and paid as if the LTIP Participant had remained employed by the Company through the applicable Payment Date. In the event that an LTIP Participant’s employment with the Company is terminated by the Company without Cause prior to November 1, 2006, all Incentive Bonus Units granted to the LTIP Participant will be forfeited without consideration immediately upon such termination of employment.

(c) Retirement Prior to a Change in Control. In the event that an LTIP Participant’s employment with the Company terminates by reason of the LTIP Participant’s Retirement and the Termination Date occurs prior to the occurrence of a Change in Control, the LTIP Participant will be entitled to 100% of the amounts, if any, that would have otherwise been payable to the LTIP Participant pursuant to the LTIP, with such amounts determined and paid as if the LTIP Participant had not retired but had remained employed by the Company through each of the then-remaining Payment Dates.

(d) Termination Following a Change in Control. In the event that an LTIP Participant’s employment with the Company terminates upon or following a Change in Control (i) by reason of the LTIP Participant’s death, Disability or Retirement or (ii) by reason of a termination of employment by the Company without Cause or by the LTIP Participant with Good Reason, the LTIP Participant will be entitled to immediate payment of the amount described in Section 3.2(b) above. Notwithstanding anything in this LTIP or the Plan to the contrary, (A) no payments to any LTIP Participant under this LTIP will be accelerated upon a Change in Control unless and until the LTIP Participant’s termination of employment by reason of death, Disability, Retirement, involuntary termination without Cause, or voluntary termination for Good Reason (prior to such a termination of employment, payments will continue to become payable upon the applicable Payment Dates), (B) following a Change in Control, payment in respect of Incentive Bonus Units shall be based upon the excess of the Per Share Transaction Value over the Base Amount no matter when the Payment Date occurs, and (C) to the extent that payment in respect of Incentive Bonus Units would be considered “deferred compensation” under Section 409A of the Code, no amounts shall be payable to an LTIP Participant in respect of a Payment Date that results from the termination of the LTIP Participant’s employment with the Company following a Change in Control prior to the earlier of (x) the LTIP Participant’s death or Disability or (y) the date that is six months following the LTIP Participant’s separation from service with the Company (within the meaning of Section 409A).

(e) Other Termination. For the avoidance of doubt, in the event that an LTIP Participant’s employment is terminated (i) by the Company for Cause (either prior to or following a Change in Control), (ii) by the LTIP Participant for any reason other than Retirement prior to a Change in Control, or (iii) by the LTIP Participant following a Change in Control other than with Good Reason or by reason of Retirement, the LTIP Participant will immediately forfeit all remaining Incentive Bonus Units and will not be entitled to any payments under the LTIP in respect of Payment Dates occurring after the Termination Date.

SECTION 3.5 Forfeiture and Repayment of Incentive Bonus Awards.

(a) Competitive Activity. In the event that (i) an LTIP Participant’s employment with the Company terminates prior to a Change in Control for any reason other than death, Disability or a termination of employment by the Company without Cause and (ii) within the 12-month period immediately following the Termination Date the LTIP Participant engages in any Competitive Activity, the LTIP Participant (x) will be required to repay to the Company any payments received by the LTIP Participant at any time following the Termination Date or within the 24-month period ending on the Termination Date and (y) will forfeit the right to receive any future payments under the LTIP.

(b) Earnings Restatement; Termination for Cause. In the event that prior to a Change in Control (i) the Company issues restated annual financial statements that reflect a material reduction in previously published sales or earnings and such restatement is attributable, in whole or in material part, directly or indirectly, to the malfeasance or gross negligence of an LTIP Participant, or (ii) an LTIP Participant’s employment with the Company is terminated by the Company for Cause, the LTIP Participant (x) will be required to repay to the Company any payments received by the LTIP Participant at any time following the Termination Date or within the 24-month period ending on either (A) with respect to repayments due to clause (i) of this Section 3.5(b), the date the restatement is issued or (B) with respect to repayments due to clause (ii) of this Section 3.5(b), the Termination Date, and (y) will forfeit the right to receive any future payments under the LTIP.

(c) Enforcement. The Company shall be able to enforce its rights to repayment pursuant to this Section 3.5 by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to the LTIP Participant.

ARTICLE IV

TAX MATTERS

SECTION 4.1 Automatic Deferral of Certain Payments. Notwithstanding any herein or in the Plan to the contrary, in the event that the aggregate amount otherwise payable to an LTIP Participant on any Payment Date taken together with all other cash payments made or to which the LTIP Participant could become entitled to in respect of Incentive Bonus awards under Article X of the Plan during the calendar year in which the Payment Date occurs exceeds $4,000,000, an amount equal to the amount by which all such cash payments exceed $4,000,000 shall not be paid to the LTIP Participant on the Payment Date, but instead will be automatically deferred and paid to the LTIP Participant (or the LTIP Participant’s estate, as applicable) as soon as administratively feasible on or after the earliest of (a) the date of the LTIP Participant’s death or Disability, (b) the date that is six months following the date of the LTIP Participant’s “separation from service” with the Company (within the meaning ascribed to such term in Section 409A of the Code and the regulations issued thereunder) and (c) January 1, 2011. No interest or other earnings will be credited on amounts that are deferred pursuant to this Section 4.1.

SECTION 4.2 Tax Indemnity Payments.

(a) Notwithstanding anything in this LTIP, the Plan, or any other agreement between an LTIP Participant and the Company to the contrary, in the event that it shall be determined that the aggregate payments or distributions by the Company, any purchaser, successor, or assign thereof, or any of its or their affiliates to or for the benefit of an LTIP Participant, whether paid or payable or distributed or distributable pursuant to the terms of the LTIP, the Plan or otherwise but determined without regard to any additional payments required under this Article IV (each a “Payment”), constitute “parachute payments” (as such term is defined under Section 280G of the Code or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) which exceed three times the LTIP Participant’s “base amount” (as such term is defined under Section 280G) and are therefore subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”)), then the LTIP Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the LTIP Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state or local income and self-employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, the LTIP Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 4.2(c) hereof, all determinations required to be made under this Section 4.2, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent accounting or compensation consulting firm selected in good faith by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the LTIP Participant within fifteen (15) business days of the receipt of notice from the LTIP Participant to the Company’s General Counsel that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.2, shall be paid by the Company to the LTIP Participant within five (5) business days of the receipt of the Accounting Firm’s determination (it being understood, however, that the Gross Up Payment may, if permitted by law, be paid directly to the applicable taxing authorities). If the Accounting Firm determines that no Excise Tax is payable by the LTIP Participant, it shall furnish the LTIP Participant with a written report detailing its determination. Any determination by the Accounting Firm shall be binding upon the Company and the LTIP Participant. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made by the Company (an “Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (an “Overpayment”), consistent with the calculations required to be made hereunder. In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Company exhausts its remedies pursuant to Section 4.2(c) and the LTIP Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the LTIP Participant. In the case of an Overpayment, the LTIP Participant shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably cooperate with the Company to correct such Overpayment (or, if retained by the LTIP Participant, at his own expense to repay such Overpayment); provided, however, that (i) in the event of an Overpayment actually paid to the IRS or other relevant taxing authority, and provided that the LTIP Participant uses his best efforts to seek a refund of any such Overpayment, the LTIP Participant shall not be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 4.2(a) hereof to make the LTIP Participant whole, on an after-tax basis, from the application of Section 4999.

(c) The LTIP Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment by the Company, or a change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification shall be given as soon as practicable after the LTIP Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 4.2(c) shall not impair the LTIP Participant’s rights under this Section 4.2 except to the extent the Company is materially prejudiced thereby. The LTIP Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the LTIP Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the LTIP Participant in writing prior to the expiration of such period that it desires to contest such claim, the LTIP Participant shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the LTIP Participant harmless, on an after-tax basis, for any Excise Tax or income, self-employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Section 4.2(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the LTIP Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the LTIP Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the LTIP Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the LTIP Participant on an interest-free basis and shall indemnify and hold the LTIP Participant harmless, on an after-tax basis, from any Excise Tax or income, self-employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the LTIP Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the LTIP Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the LTIP Participant of any Overpayment or any amount advanced by the Company pursuant to Section 4.2(c) hereof, the LTIP Participant becomes entitled to receive, and receives, any refund with respect to such claim, the LTIP Participant shall (subject to the Company’s complying with the requirements of Section 4.2(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the LTIP Participant of an amount advanced by the Company pursuant to Section 4.2(c), a determination is made that the LTIP Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the LTIP Participant in writing of its intent to contest such denial of refund prior to the expiration of ninety (90) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

SECTION 4.3 Tax Withholding. The Company shall deduct from all payments pursuant to Incentive Bonus Unit awards under this LTIP any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

ARTICLE V

MISCELLANEOUS

SECTION 5.1 Committee Authority. Any question concerning the interpretation of the LTIP, any adjustments required to be made under the LTIP, and any controversy that may arise under the LTIP or any award agreement issued hereunder shall be determined by the Committee (including any Subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding.

SECTION 5.2 Transferability. No Award of Incentive Bonus Units granted under this LTIP, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution.

SECTION 5.3 LTIP Awards Subject to Plan. Except as specifically set forth herein, all awards under this LTIP shall be subject to the all of the terms and conditions of the Plan as in effect from time to time.

SECTION 5.4 Governing Law. This LTIP and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this LTIP or in the agreement or other document evidencing any Incentive Bonus Unit to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

SECTION 5.5 Dispute Resolution.

(a) Prior to a Change in Control, if an LTIP Participant or person claiming a right under an Incentive Bonus Unit and/or the LTIP wishes to challenge any action of the Committee, the person may do so only by submitting to binding arbitration with respect to such decision. The review by the arbitrator will be limited to determining whether the LTIP Participant or other person has proven that the Committee’s decision was arbitrary or capricious. This arbitration will be the sole and exclusive review permitted of the Committee’s decision. LTIP Participants and persons claiming rights under an Incentive Bonus Unit or the LTIP explicitly waive any right to judicial review. Notice of demand for arbitration will be made in writing to the Committee within thirty (30) days after the applicable decision by the Committee. The arbitrator will be selected by mutual agreement of the Committee and the LTIP Participant. If the Committee and the LTIP Participant are unable to agree on an arbitrator, the arbitrator will be selected by the American Arbitration Association. The arbitrator, no matter how selected, must be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association. The arbitrator will administer and conduct the arbitration pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side will bear its own fees and expenses, including its own attorney’s fees, and each side will bear one half of the arbitrator’s fees and expenses; provided, however, that the arbitrator will have the discretion to award the prevailing party its fees and expenses. The arbitrator will have no authority to award exemplary, punitive, special, indirect, consequential, or other extracontractual damages. The decision of the arbitrator on the issue(s) presented for arbitration will be final and conclusive and any court of competent jurisdiction may enforce it.

(b) With respect to any action or proceeding brought following a Change in Control by either the Company, an LTIP Participant, or a person claiming a right under an Incentive Bonus Unit and/or the LTIP, (i) the courts of the State of Arizona and the United States District Court for the District of Arizona shall have exclusive jurisdiction and (ii) the Company and LTIP Participants consent to the jurisdiction of such courts, waive any objection to the laying of venue in such courts and waive and agree not to plead or claim in any court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

SCHEDULE A

Executive	Number of Incentive Bonus Units
Maynard Jenkins	1,000,000
Martin Fraser	500,000
Larry Buresh	250,000
Larry Ellis	250,000
Dale Ward	250,000
Don Watson	250,000